Independent Auditors' Consent





We consent to the use of our report dated July 27, 2001 (except for Note 10, last 3 paragraphs as to which the date is December 31, 2001) on the consolidated financial statements of B. Twelve, Inc. and Subsidiary as of March 31, 2001 and 2000 and cumulative from March 5, 1999 (inception) to March 31, 2001 included herein on the registration statement of B. Twelve, Inc. on Form SB-2, and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated July 27, 2001 (except for Note 10, last 3 paragraphs as to which the date is December 31, 2001) contains an explanatory paragraph that states that the Company has operating losses, an accumulated deficit, cash used in operations and has a working capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.





SALBERG & COMPANY, P.A.
Boca Raton, Florida
January 16, 2002